UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☑ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11(c)(1)

(1)	Title of each class of securities to which transaction applies:

Common stock par value US$0.001 per share of Trunkbow International Holdings Limited.

(2)	Aggregate number of securities to which transaction applies:

20,650,092 shares of Company common stock subject to the transaction (consisting of the 36,807,075 shares of Company common stock outstanding as of December 19, 2013 minus 16,156,983 shares of Company common stock owned by the Rollover Stockholders).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 and the Securities and Exchange Commission Fee Rate Advisory #1 for Fiscal Year 2014 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value of the transaction was calculated based upon the product of 20,650,092 shares of Company common stock subject to the transaction (consisting of the 36,807,075 shares of Company common stock outstanding as of December 19, 2013 minus 16,156,983 shares of Company common stock owned by the Rollover Stockholders) multiplied by US$1.46 merger consideration. The filing fee equals the product of 0.00012880 multiplied by the maximum aggregate value of the transaction

(4)	Proposed maximum aggregate value of transaction: US$30,149,134.32

(5)	Total fee paid: US$3,883.21

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED

SUPPLEMENT

TO

PROXY STATEMENT

FOR

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 14, 2014

The date of this Supplement is April 7, 2014

On March 10, 2014, Trunkbow International Holdings Limited (the “Company”) filed a definitive proxy statement (the “Definitive Proxy Statement”) relating to the proposed merger pursuant to the Agreement and Plan of Merger, dated as of December 10, 2013 (as it may be amended from time to time, the “merger agreement”), among the Company, Trunkbow Merger Group Limited (“Parent”) and Trunkbow International Merger Sub Limited (“Merger Sub”). As previously disclosed, the special meeting of stockholders at which the merger and certain other proposal will be voted upon will be held at 10:00 a.m., Beijing time, on April 14, 2014, at the Company’s executive offices, Unit 1217-1218, 12F of Tower B, Gemdale Plaza No. 91 Jianguo Road, Chaoyang District, Beijing, People’s Republic of China. The record date for determining stockholders of the Company entitled to vote at the special meeting has been fixed as the close of business, New York time, on March 10, 2014.

As more fully described on pages 66 and 67 of the Definitive Proxy Statement, between November 2012 and January 2014, seven stockholders filed purported class action lawsuits, on behalf of themselves and all similarly situated stockholders of the Company, in the District Court of the State of Nevada, Clark County (“Nevada State Court”), against the Company, members of its board of directors, Parent and Merger Sub challenging the proposed merger. On January 9, 2014, one stockholder voluntarily dismissed the lawsuit without prejudice. The remaining six lawsuits are pending before the Nevada State Court and generally allege that the merger was entered into as a result of an unfair process and for an unfair price. These lawsuits further allege that the Individual Defendants, the Company, Parent and Merger Sub each breached fiduciary duties or aided and abetted such breaches. In addition, the four lawsuits filed after the Company filed a preliminary proxy statement with the SEC on December 20, 2013 (the “Preliminary Proxy Statement”) allege that the Preliminary Proxy Statement omitted information necessary for the statements not to be materially misleading and asserted claims for violation of the duty of candor.

On January 9, 2014, counsel for all the named plaintiffs of the six lawsuits pending before the Nevada State Court (referred to collectively as the “Hertel Group”) filed a motion seeking consolidation of all the filed actions (as well as any similar actions that may be filed) into a single proceeding, for appointment of the Hertel Group as lead plaintiff, and for appointment of co-lead counsel, co-liaison counsel, and for a plaintiffs’ counsels’ executive committee to oversee litigation of a consolidated action.

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On January 22, 2014, another stockholder filed a new purported class action lawsuit, Bornet Olivier v. Wanchun Hou et al., Case No. 2:14-cv-00106, in the United States District Court for the District of Nevada. The complaint named the Company and each member of the board of directors of the Company as defendants. The plaintiff in Olivier sought recovery on behalf of all stockholders of the Company in connection with the proposed merger, for the alleged violation of Section 14(a) of the Exchange Act by all defendants, alleged violation of Section 20(a) of the Exchange Act by the director defendants, and for the alleged breaches of fiduciary duties by the director defendants. The plaintiff alleged that the disclosures contained in the Company’s Preliminary Proxy Statement were materially false and misleading or omitted information necessary for the statements not to be false and misleading. Among other things, the plaintiff sought to enjoin the proposed merger until such time as the disclosures have been amended so that they are not false and misleading.

On March 13, 2014, the Nevada State Court consolidated the six state court lawsuits into one action (the “Action”) and appointed co-lead counsels, co-liaison counsel and members of the plaintiffs' counsels' executive committee.

One of the conditions to the closing of the merger is that no order, injunction or decree issued by any court or agency of competent jurisdiction or other law preventing or making illegal the consummation of the merger or the transactions contemplated by the merger agreement being in effect.

Proposed Litigation Settlement

While the Company and Merger Sub believe that each of the lawsuits challenging the merger is without merit, that the disclosures set forth in the Preliminary Proxy Statement, any amendments thereto, as well as the Definitive Proxy Statement fully comply with applicable law, and that the Company and Merger Sub have valid defenses to all claims, in an effort to minimize the cost and expense of litigation, to provide additional information to the Company’s stockholders, and to avoid the risk of any possible delay in the consummation of the merger, on April 6, 2014, the Company and Merger Sub reached an agreement in principle with the Hertel Group to settle the Action as described below.

Subject to court approval and definitive documentation, after arm’s-length negotiations, the parties have agreed in principle to resolve all claims against the Company, members of its board of directors, Parent, and Merger Sub in connection with the merger. The agreement contemplates a release and settlement by the Company’s stockholders of all claims against the Company, the members of its board of directors, Parent, and Merger Sub, and their respective affiliates and agents in connection with the merger. In exchange for these releases and settlement, the Company has agreed to supplement the Definitive Proxy Statement as described below in this Supplement. The parties anticipate that they will enter into a memorandum of understanding within the next few days and subsequently will enter into a definitive settlement agreement, which will be subject to customary conditions, including consummation of the merger, certification of a non-opt out class of the Company’s stockholders for settlement purposes and court approval. In the event that the parties enter into a settlement agreement, a hearing will be scheduled, following notice to the Company’s stockholders, at which the Nevada State Court will consider the fairness, reasonableness, and the adequacy of the settlement.

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If the settlement is finally approved by the court, it will resolve and release all claims in all actions that were or could have been brought challenging or otherwise relating to any aspect of the proposed merger, the merger agreement, and any disclosure made in connection therewith. There can be no assurance that the parties will ultimately enter into a settlement agreement, or that the court will approve the settlement even if the parties were to enter into such settlement agreement. If the parties do not enter into a settlement agreement, the settlement is not approved by the court, or the conditions to the proposed settlement are not satisfied, the proposed settlement may be terminated and the Company, the members of its board of directors, Parent, and Merger Sub intend to vigorously defend the lawsuits. The settlement will not affect the merger consideration to be received by the Company’s stockholder pursuant to the merger agreement or the timing of the special meeting of the stockholders of the Company, scheduled for April 14, 2014.

The Company, the members of its board of directors, Parent and Merger Sub have vigorously denied, and continue to vigorously deny, that they have breached any fiduciary duty, committed or aided and abetted in the commission of any violation of law or engaged in any of the wrongful acts that were or could have been alleged in the Action now pending before the Nevada State Court (or other litigation related to the merger), and expressly maintain that they diligently and scrupulously complied with their fiduciary and other legal obligations and are entering into the proposed settlement solely to eliminate the burden and expense of further litigation, to put the claims that were or could have been asserted to rest, and to avoid any possible delay in the consummation of the merger. Nothing in this Supplement or any settlement agreement shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations that any additional disclosure was or is required.

Supplement to the Definitive Proxy Statement

In connection with the agreement in principle described above, the Company has agreed to make the below supplemental disclosures to the Definitive Proxy Statement in this Supplement. These supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which in turn should be read in its entirety. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Definitive Proxy Statement, the Definitive Proxy Statement shall be deemed updated by the information contained in this Supplement.

SUMMARY TERM SHEET RELATED TO THE MERGER

The following disclosure supplements and restates the second paragraph under the heading “Interests of Certain Persons in the Merger (page 60)” on page 7 of the Definitive Proxy Statement.

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Additionally, members of the special committee received compensation for their services in evaluating the merger and alternatives thereto, and negotiating the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold, and compensation for their service as members of the special committee resumed in November 2013 and will continue through the closing of the merger. See “Special Factors Relating to the Merger—Background of the Merger” beginning on page 23.

SPECIAL FACTORS RELATING TO THE MERGER

Background of the Merger (Beginning on Page 23 of the Definitive Proxy Statement)

The following disclosure supplements and restates the first paragraph on page 24 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

Immediately following the special meeting of our board of directors on November 2, 2012, our board of directors held another special meeting via teleconference, from which all non-independent directors recused themselves. Following due deliberation, our independent directors resolved unanimously to form a special committee consisting of three independent directors, Messrs. Kokhui Tan, Tingjie Lv and Zhaoxing Huang, which would consider and have responsibility for the matters described below in connection with the Proposal Letter and any other alternative transactions involving the Company. Our independent directors also appointed Mr. Kokhui Tan as the chairman of the special committee. The members of the special committee were selected based on each satisfying the criteria for an “independent director” under the NASDAQ listing rules as well as on the belief of our independent directors that each of the three individuals was free from all personal, professional or business relationships with Dr. Hou, Mr. Li and the management of the Company, and from any other personal, professional or business relationships which could affect his ability to act impartially in discharging his duties on behalf of the Company’s stockholders in connection with a potential going-private transaction. A number of years before being appointed a director of the Company, Dr. Kokhui Tan, a professor of banking and finance at Nanyang Technological University, met Mr. Li when Mr. Li was one of his students in the MBA program of Nanyang Technological University in Singapore from 2004 to 2006. Our independent directors authorized the special committee to, among other things: (i) explore, review and determine the best course or courses of action for the Company in order to maximize the Company’s value in the best interests of the Company and its stockholders; (ii) review and evaluate the terms and conditions and determine the advisability of the proposed transaction or any alternative transaction; (iii) negotiate the price, structure, form, terms and conditions of the proposed transaction or any alternative transaction; (iv) determine whether, and under what process and conditions, to seek or commence any alternative transaction; (v) grant or withhold waivers as implicated by the proposed transaction or any alternative transaction under the NRS; (vi) if the special committee deems it appropriate, in its sole discretion, disapprove or reject the proposed transaction or any alternative transaction on behalf of the Company; (vii) determine whether the proposed transaction or any alternative transaction is fair to, and in the best interests of, the Company and its unaffiliated stockholders; (viii) obtain any necessary or desirable opinions from legal, financial and other advisors; (ix) review and evaluate the employee benefit plans of the Company, including severance plans and equity plans of the Company, in view of the proposed transaction or any alternative transaction; (x) recommend to our entire board of directors what action, if any, should be taken by the Company with respect to the proposed transaction or any alternative transaction; (xi) take such other actions related to or arising in connection with the proposed transaction or any alternative transaction as the special committee deems necessary, appropriate or advisable; and (xii) provide reports and/or recommendations to our board of directors in regard to such matters at such time as the special committee shall deem appropriate and consistent with its activities. In addition, our board of directors shall not recommend the proposed transaction or any alternative transaction for approval by the Company’s stockholders or otherwise approve the proposed transaction or any alternative transaction without a prior favorable recommendation by the special committee; provided, however, that our board of directors shall in all circumstances retain the exclusive power to approve, decline or recommend to the Company’s stockholders (or any class of them as the case may be) the proposed transaction or any alternative transaction with any appropriate conditions. Our board of directors also resolved that the chairman and each other member of the special committee would receive US$10,000 and US$5,000, respectively, per month for their active service on the special committee.

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The following disclosure supplements and restates the second paragraph on page 25 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

On November 8, 2012, after reviewing proposals to serve as financial advisor to the special committee submitted by six leading investment banks, all of which directly approached the Company following the Company’s announcement of the receipt of the Proposal Letter on November 2, 2012, the special committee, assisted by its counsel, Shearman, interviewed three investment banks including Duff & Phelps.

The following disclosure supplements and restates the seventh paragraph on page 25 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

On November 28, 2012, VStone executed a confidentiality agreement and commenced due diligence on the Company in relation to VStone’s possible interest in providing financing in support of a potential going-private transaction. The special committee was not involved in the negotiation or the approval of the confidentiality agreement with VStone. On the same date, VStone visited the Company’s primary operational site in Jinan, China and conducted due diligence meetings with the management of the Company.

The following disclosure supplements and restates the sixth paragraph on page 27 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

Beginning in late January 2013, Dr. Hou and Mr. Li were concerned that the Company might face a significant decline in sales, as the Company experienced certain delays in concluding sales contracts with its key customers and feedback from China Telecom, China Unicom and China Mobile, the three largest telecommunication service providers in China and the top three customers of the Company, indicated that each might decrease or delay the procurement of the Company’s products in the first two quarters of 2013. In response to such business challenges, Dr. Hou and Mr. Li decided around mid-February 2013 to suspend the proposed going-private transaction to focus on the management and operations of the Company. This suspension was not publicly disclosed by the Company or by the buyer group because the proposal had not been withdrawn and the buyer group intended to proceed at a later time. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold.

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The following disclosure supplements and restates the first paragraph on page 28 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

In October and early November of 2013, Ms. Yuanjun Ye, the chief financial officer of the Company, prepared financial projections of the Company for the years ending 2013 through 2018. Mr. Li, the chief executive officer of the Company, did not participate in the preparation of such financial projections. Before Ms. Yuanjun Ye provided the financial projections to Duff & Phelps on November 5, 2013, Mr. Li reviewed but made no changes to these financial projections. The financial projections were not provided to Duff & Phelps in mid-January 2013 as initially requested by Duff & Phelps. As described above, during that time, the Company experienced certain delays in concluding sales contracts with its key customers and concerns emerged that the Company may face a significant decline in sales, which created substantial uncertainties and difficulties in the preparation of reliable financial projections. Subsequently, the buyer group suspended the proposed transaction around mid-February 2013; therefore, it was appropriate to defer preparation of the financial projections until buyout discussions resumed and so that the financial projections would reflect management’s best estimates at a point in time closer to when the financial projections were provided to Duff & Phelps. During the period between November 11 and 21, 2013, Duff & Phelps had meetings and telephone calls with the management to understand the Company’s performance over the prior few months, management’s views on the industry outlook, market competition and the key assumptions used in the financial projections. See “Special Factors Relating to the Merger—Prospective Financial Information” for details of the financial projections of the Company.

The following disclosure supplements and restates the seventh paragraph on page 28 of the Definitive Proxy Statement, under the heading “Background of the Merger”.

On December 2, 2013, the special committee held a telephonic meeting with Duff & Phelps and Shearman. At this meeting, Duff & Phelps gave an oral presentation on its preliminary valuation analyses of the Company. The discussion included a preliminary selected companies analysis, last twelve months Revenue/EBITDA/EBIT trading analysis, selected transactions analysis and discounted cash flow analysis. In discussing the preliminary financial analyses performed by the representatives of Duff & Phelps, the special committee considered the criteria for selecting the different groups of companies included in the selected companies analysis, and the rationale for the various assumptions used by Duff & Phelps in its analyses, including the multiples, discount rates and perpetuity growth rate in connection with each analysis, as appropriate. The analyses discussed in the oral presentation were substantially similar to the presentation to the special committee by Duff & Phelps on December 10, 2013 and there were no material differences between the information communicated in such oral presentation and the materials presented on December 10, 2013. See “Special Factors–Opinion of Duff & Phelps, Financial Advisor to the Special Committee” and Annex C to this proxy statement for the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken. Duff & Phelps reported that, based on its preliminary analysis, the proposed offer price of $1.46 per share of Company common stock by the buyer group was above the mid-point of the valuation range. After reviewing the preliminary valuation analyses of the Company prepared by Duff & Phelps and receiving advice from Duff & Phelps as to the range of values of the Company, the special committee discussed whether this proposed offer price was high enough, and subsequently requested Shearman to instruct Duff & Phelps to contact the buyer group to request that it increase the offer price. The special committee understood, however, that obtaining an increase when the offer price was above the mid-point of Duff & Phelps’ preliminary valuation range was unlikely. The special committee also noted that the buyer group had not decreased its offer price, notwithstanding the Company’s weaker 2013 financial performance as compared to its 2012 financial results.

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Opinion of Duff & Phelps, Financial Advisor to the Special Committee (Beginning on Page 38 of the Definitive Proxy Statement)

The following disclosure supplements and restates the first paragraph on page 42 of the Definitive Proxy Statement, under the heading “Discounted Cash Flow Analysis”.

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows of the Company for the fiscal years ending December 31, 2013 through December 31, 2018, with “free cash flow” defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the management projections, which are described in this proxy statement in the section entitled ‘‘Special Factors—Prospective Financial Information’’ beginning on page 56. In the course of its analysis, Duff & Phelps excluded the costs associated with the Company being a publicly listed company from the management projections because such costs would likely be eliminated as a result of the merger. Duff & Phelps also excluded non-recurring income and expenses, such as going-private costs, from the management projections. Financial projections for the fiscal years ending December 31, 2019 through December 31, 2022, which reflect the Company achieving a stable growth rate by the end of the fiscal year ending December 31, 2022, were extrapolated based on the management projections (described in this proxy statement in the section entitled “Special Factors—Prospective Financial Information”) and discussions with Company management. The capital expenditure projections for the fiscal years ending December 31, 2019 through December 31, 2022, the capital expenditures estimated in the terminal period, and the estimate that an appropriate level of capital expenditures for the Company was represented by an amount equivalent to 15% of net revenue, were based on the judgment of Duff & Phelps, a review of the selected public companies capital spending levels, and discussions with Company management. The following table sets forth the financial projections used in Duff & Phelps’ analysis:

The following disclosure supplements and restates the first paragraph on page 43 of the Definitive Proxy Statement, under the heading “Discounted Cash Flow Analysis”.

Duff & Phelps estimated the net present value of all cash flows of the Company after fiscal year 2022 (the “terminal value”) using a perpetuity growth formula assuming a 3.0% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the economy and the Company’s business. Duff & Phelps used discount rates ranging from 16.0% to 18.0%, reflecting Duff & Phelps’s estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and terminal value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model, which took into account the betas of comparable companies, the risk-free rate, an equity market risk premium, a stock risk premium and a country risk premium) and the Company’s after-tax cost of debt. The Company’s after-tax cost of debt was estimated at between 6.7% and 7.5% taking into account a review of the Company’s current and historical borrowing rates, the U.S. BB bond index, the credit ratings and capital structure of the selected public companies, a country risk premium, and the Company’s corporate tax rate. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles. Set forth below is the calculation for the Company’s weighted-average cost of capital:

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The following disclosure is added immediately following the Selected Range of WACC table on page 43 of the Definitive Proxy Statement, under the heading “Discounted Cash Flow Analysis”.

The cost of equity used to discount the dividend withholding tax was 19.75%, with a +/- 1.0% range, derived using the capital asset pricing model, which took into account the betas of comparable companies, the risk-free rate, an equity market risk premium, a stock risk premium and a country risk premium. The following table sets forth the withholding tax calculations:

Withholding Tax Calculation

		10/13-12/13	2014	P	2015	P	2016	P	2017	P	2018	P	2019	P	2020	P	2021	P	2022	P
Interest Expense		$295	$2,784		$3,901		$2,324		$668		$668		$668		$668		$668		$668
Refund of value-added tax		$528	$1,869		$1,772		$1,734		$1,636		$1,682		$1,766		$1,836		$1,892		$1,948

EBIT		$8,510	$12,314		$12,451		$11,962		$11,020		$11,894		$14,938		$17,054		$17,958		$18,882
Pre-Tax Income (EBT)		$8,216	$9,530		$8,550		$9,638		$10,352		$11,225		$14,270		$16,386		$17,290		$18,214
After-Tax Levered Income		$7,062	$8,381		$7,533		$8,452		$9,044		$9,794		$12,394		$14,204		$14,980		$15,774
Plus: Depreciation and Amortization		295	7,992		14,486		14,530		14,564		13,742		11,979		10,940		10,876		10,817
Less: Capital Expenditures		(6,944)	(73,688)		(1,311)		(246)		(246)		(246)		(39,698)		(459)		(459)		(459)
Less: D Working Capital		(709)	(1,915)		(764)		4,623		1,949		(3,181)		(2,942)		(2,471)		(1,928)		(1,985)
Levered Free Cash Flow		$(296)	$(59,230)		$19,944		$27,359		$25,311		$20,108		$(18,266)		$22,213		$23,469		$24,146
Less: Div WH Tax (on AT LCF)	10%	$0	$0		$0		$0		$1,309		$2,011		$0		$395		$2,347		$2,415
Less: Div WH Tax (on AT LCF)	5%	$0	$0		$0		$0		$654		$1,005		$0		$197		$1,173		$1,207

Note: Assumes that negative cash flow should be recovered with positive cash flow in the later years, before making any dividend payment.

The dividend withholding tax adjustment implicitly assumes that the Company would pay out the projected estimated after-tax levered free cash flow amounts in the form of dividends, which would be subject to certain withholding taxes, and consequently such withholding taxes were subtracted from the cash flows and terminal value of the discounted cash flow analysis in the calculation of the resulting enterprise values from that analysis.

Duff & Phelps estimated the net present value of the Company’s withholding taxes after fiscal year 2022 using a perpetuity growth formula assuming a 3.0% terminal growth rate. Duff & Phelps applied discount rates ranging from 18.75% to 20.75%, reflecting Duff & Phelps’s estimate of the Company’s cost of equity, to discount the projected withholding taxes.

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The following disclosure supplements and amends the second table on page 45 of the Definitive Proxy Statement, under the heading “Selected Public Company Analysis”.

	Price as Multiple of								Enterprise Value as a Multiple of
	LTM EPS		2013 EPS		2014 EPS		Book Value		LTM EBITDA		2013 EBITDA		2014 EBITDA		LTM EBIT		2013 EBIT		2014 EBIT		LTM Revenue		2013 Revenue		2014 Revenue

China Software and IT Service Companies (overseas listed)
Group Median	18.3	x	38.4	x	21.7	x	1.5	x	13.1	x	12.6	x	8.4	x	27.7	x	28.5	x	22.5	x	1.08	x	0.95	x	0.77	x
ChinaCache International Holdings Ltd.	NM		NM		NM		1.63	x	NM		16.0	x	9.3	x	NM		NA		NA		0.69	x	0.65	x	0.52	x
21Vianet Group, Inc.	NM		67.9	x	38.1	x	3.80	x	28.9	x	19.6	x	13.5	x	NM		33.6	x	22.5	x	3.91	x	3.64	x	2.57	x
iSoftStone Holdings Limited	NM		38.4	x	21.7	x	0.86	x	13.9	x	7.2	x	5.6	x	36.9	x	28.5	x	23.6	x	0.87	x	0.81	x	0.68	x
e-Future Information Technology Inc.	NM		NM		NM		0.93	x	10.5	x	NA		NA		NM		NA		NA		0.35	x	NA		NA
China Information Technology, Inc.	NM		NM		NM		1.41	x	NM		NA		NA		NM		NA		NA		2.00	x	NA		NA
Chinasoft International Ltd.	18.3	x	16.5	x	13.1	x	1.47	x	12.3	x	9.2	x	7.6	x	18.5	x	12.6	x	10.0	x	1.08	x	0.95	x	0.77	x
Hi Sun Technology (China) Ltd.	NM		NM		NM		1.92	x	NM		NA		NA		NM		NA		NA		2.64	x	2.54	x	2.38	x

Global Software and IT Service Companies
Group Median	25.5	x	25.7	x	16.3	x	2.5	x	11.7	x	12.8	x	10.3	x	15.8	x	17.4	x	12.6	x	2.04	x	2.80	x	2.43	x
Evolving Systems Inc.	25.5	x	24.8	x	16.9	x	3.57	x	14.7	x	14.6	x	10.8	x	15.8	x	15.6	x	11.0	x	3.89	x	3.93	x	3.14	x
VeriFone Systems, Inc.	76.8	x	17.6	x	15.7	x	2.11	x	11.7	x	13.5	x	11.4	x	33.3	x	15.4	x	14.2	x	2.04	x	2.11	x	2.00	x
ACI Worldwide, Inc.	33.4	x	26.7	x	20.3	x	5.21	x	15.7	x	12.1	x	9.9	x	22.6	x	19.3	x	15.3	x	3.83	x	3.49	x	2.85	x
Streamwide	14.2	x	35.9	x	15.3	x	2.52	x	8.7	x	7.1	x	5.1	x	9.5	x	23.3	x	10.3	x	1.71	x	2.03	x	1.64	x
nTels Co., Ltd.	14.3	x	NM		NM		2.22	x	9.7	x	NA		NA		10.4	x	NA		NA		1.24	x	NA		NA

Aggregate
Mean	30.4	x	32.5	x	20.2	x	2.3	x	14.0	x	12.4	x	9.1	x	21.0	x	21.2	x	15.3	x	2.02	x	2.24	x	1.84	x
Median	21.9	x	26.7	x	16.9	x	2.0	x	12.3	x	12.8	x	9.6	x	18.5	x	19.3	x	14.2	x	1.86	x	2.11	x	2.00	x

The following disclosure supplements and amends the tables on page 46 of the Definitive Proxy Statement, under the heading “Selected M&A Transactions Analysis”.

11

Chinese Information Technology Transactions

Date Announced	Acquirer Name	Target Name	Enterprise Value / Revenue	Enterprise Value / EBITDA	Enterprise Value / EBIT
6/6/2013	Management Buyout	iSoftStone Holdings Limited	0.94x	15.5x	NM
5/20/2013	Blackstone Singapore Pte Ltd; GGV Capital	Pactera Technology International Ltd.	0.71x	8.7x	15.8x
3/12/2013	Management Buyout	Camelot Information Systems Inc.	0.12x	NA	NA
8/10/2012	HiSoft Technology International Limited	VanceInfo Technologies Inc.	1.26x	15.8x	29.1x
5/21/2012	Management Buyout	Yucheng Technologies Limited	0.90x	7.8x	10.4x
2/19/2012	Management Buyout	China TransInfo Technology Corp.	0.95x	8.2x	9.5x
1/20/2012	CITIC Capital Partners	AsiaInfo-Linkage, Inc.	1.19x	5.4x	10.3x
1/7/2012	Management Buyout	Pansoft Company Limited	0.66x	8.1x	NA

Industry Agnostic Chinese Going-Private Transactions

Date Announced	Acquirer Name	Target Name	Enterprise Value / Revenue	Enterprise Value / EBITDA	Enterprise Value / EBIT
11/25/13	Baring Private Equity Asia; Baring Asia Private Equity Fund V, L.P.	Giant Interactive Group, Inc.	6.09x	9.6x	10.1x
10/25/13	Tsinghua Unigroup Ltd.	RDA Microelectronics, Inc.	1.93x	12.5x	16.8x
10/19/13	Management Buyout	People's Food Holdings Ltd.	0.26x	19.3x	N/A
10/7/13	Management Buyout	Devotion Energy Group Limited	0.18x	1.6x	1.9x
9/30/13	CMCI Partners, L.P.; CMC Capital Partners HK Limited	Charm Communications Inc.	0.65x	NA	NA
8/15/13	Management Buyout	Hengxin Technology Ltd.	0.20x	2.0x	2.5x
6/20/13	Tsinghua Unigroup Ltd.	Spreadtrum Communications Inc.	1.73x	10.6x	13.7x
6/20/13	Management Buyout	ChinaEdu Corporation	1.18x	4.5x	5.8x
5/21/13	Management Buyout	Le Gaga Holdings Ltd	1.52x	3.3x	4.9x
3/11/13	Management Buyout	Simcere Pharmaceutical Group	1.51x	16.7x	59.2x

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10/15/12	Management Buyout	Yongye International, Inc.	0.48x	1.5x	1.6x
10/3/12	Management Buyout	Feihe International, Inc.	0.98x	10.6x	15.8x
9/27/12	Medtronic, Inc.	China Kanghui Holdings	11.54x	25.0x	29.2x
9/26/12	Management Buyout	7 Days Group Holdings Limited	1.62x	7.2x	16.5x
9/12/12	Management Buyout	3SBio Inc.	1.24x	4.5x	5.8x
9/7/12	Management Buyout	Syswin Inc.	0.36x	NA	NA
8/13/12	Management Buyout	LJ International Inc.	0.77x	9.3x	23.1x
8/12/12	Management Buyout	Focus Media Holding Ltd.	3.41x	9.1x	11.1x
7/6/12	Management Buyout	ShangPharma Corporation	1.20x	8.2x	21.1x
5/9/12	Management Buyout	China Nuokang Bio-Pharmaceutical Inc.	1.86x	9.8x	24.1x
4/1/12	Management Buyout	Winner Medical Group Inc.	0.63x	5.1x	7.1x
3/27/12	Management Buyout	Zhongpin, Inc.	0.48x	6.5x	7.9x
2/24/12	Management Buyout	Gushan Environmental Energy Limited	0.18x	3.8x	NA
11/19/11	Pearson plc	Global Education & Technology Group Limited	3.06x	22.1x	28.0x
11/12/11	Management Buyout	China GrenTech Corp. Ltd.	0.81x	7.3x	8.2x
10/28/11	E-House (China) Holdings Limited	China Real Estate Information Corporation	1.36x	6.3x	12.6x
10/15/11	Management Buyout	Shanda Interactive Entertainment Ltd.	1.53x	9.3x	20.5x
7/25/11	Queen Beauty and Wellness Group Limited	SOKO Fitness & Spa Group, Inc.	2.34x	5.8x	7.8x
6/27/11	Management Buyout	Tiens Biotech Group (USA), Inc.	3.49	15.9x	23.5x
3/25/11	Management Buyout	Funtalk China Holdings Limited	0.55x	7.1x	7.3x
3/7/11	Management Buyout	China Fire & Security Group, Inc.	2.54x	9.1x	12.4x
1/28/11	Management Buyout	China Security & Surveillance Technology, Inc.	0.83x	5.1x	5.2x

13

The following disclosure supplements and amends the first paragraph on page 47 of the Definitive Proxy Statement, under the heading “Summary of Selected Public Companies/M&A Transactions Analyses”.

In order to estimate a range of enterprise values for the Company, Duff & Phelps applied valuation multiples to the Company’s projected Revenue and EBIT for the fiscal year ending December 31, 2014. The projected revenue and EBIT were adjusted to reflect normalized operation of the Company’s data center business and R&D building rental income as projected by the Company’s management. EBIT was also adjusted to exclude public company costs and costs associated with the merger. Duff & Phelps’s selected valuation multiples were as follows: projected fiscal 2014 EBIT multiple ranged from 8.0x to 9.0x, and projected fiscal 2014 revenue multiple ranged from 2.50x to 2.75x. Duff & Phelps selected EBIT multiples that were below the median multiple of the selected public companies taking into consideration historical and projected financial performance metrics of the Company relative to such metrics of the selected public companies, including, but not limited to, the Company’s smaller size on a revenue basis, and higher net working capital requirement (as percentage of revenue) than observed for the selected public companies. Duff & Phelps selected revenue multiples that were above the median revenue multiple of the selected public companies reflecting the Company’s higher EBITDA and EBIT margins relative to those of the selected public companies because companies with higher profit margins are typically valued at higher multiples of revenue. Duff & Phelps also adjusted for the excess projected fiscal 2014 capital expenditure of US$66.7 million in connection with the Company’s data centers and R&D building in estimating the range of the enterprise value for the Company, as the projected 2014 capital expenditures were considered significantly higher than requirements for normal operation. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis. As a result of these selected valuation multiples and the adjustment for the fiscal 2014 capital expenditures described above, the selected public companies analysis indicated an estimated enterprise value for the Company of US$49.4 million to US$62.5 million. Based on the above enterprise values, Duff & Phelps estimated the range of implied common equity value of the Company to be US$45.6 million to US$58.7 million by:

•	subtracting debt of US$18.1 million as of September 30, 2013;

•	adding excess cash of US$1.9 million as of September 30, 2013;

•	adding loans to third parties of US$9.5 million; and

•	adding asset held for sale of US$2.9 million.

In performing these analyses, Duff & Phelps did not discount the Company’s projected capital expenditures.

The following disclosure is added after the bullet points on page 48 of the Definitive Proxy Statement, under the heading “Summary of Analyses”.

For reference purposes only, the table below shows the enterprise value and corresponding multiples of the Company at the offer price of $1.46 as compared to the median multiples from the Selected Public Companies and M&A Transactions analyses:

Trunkbow International Holdings, Ltd. - Implied Multiples Analysis
(USD in millions, except per share data)

	Financials	Offer		Selected Public Companies	Selected Public Companies		M&A Transactions
	9/30/2013	$1.46		Range	Median		Median

Fully Diluted Shares Issued & Outstanding (millions)	36.81
Market Value of Common Equity		$53.7
Plus: Debt		18.1
Less: Asset Held for Sale, net of relevant advance		(2.9)
Less: Loans to Third Parties		(9.5)
Less: Proceeds from Exercise of Warrants		0.0
Less: Cash		(1.9)

Implied Enterprise Value		$57.5

Implied Offer Multiples:
EV / LTM Revenue	$26.7	2.15	x	0.35x - 3.91x	1.86	x	0.92	x
EV / LTM EBITDA	$10.5	5.5	x	8.7x - 28.9x	12.3	x	8.2	x
EV / LTM EBIT	$8.8	6.5	x	9.5x - 36.9x	18.5	x	10.4	x

EV / 2013 Revenue	$27.0	2.13	x	0.65x - 3.93x	2.11	x	NA
EV / 2013 EBITDA	$12.6	4.6	x	7.1x - 19.6x	12.8	x	NA
EV / 2013 EBIT	$11.5	5.0	x	12.6x - 33.6x	19.3	x	NA

EV / 2014 Revenue	$36.7	1.57	x	0.52x - 3.14x	2.00	x	NA
EV / 2014 EBITDA	$20.3	2.8	x	5.1x - 13.5x	9.6	x	NA
EV / 2014 EBIT	$12.3	4.7	x	10.0x - 23.6x	14.2	x	NA

P/ Book Value	$2.70	0.54	x	0.86x - 5.21x	2.01	x	NA

14

The following disclosure supplements and restates the first paragraph on page 49 of the Definitive Proxy Statement, under the heading “Fees and Expenses.”

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and the Duff & Phelps engagement to render its opinion to the special committee, during the three years preceding the date of the opinion, Duff & Phelps and its affiliates have not had any material relationship with any party to the merger agreement for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Prospective Financial Information (Beginning on Page 56 of the Definitive Proxy Statement)

The following disclosure adds a bullet point on page 57 of the Definitive Proxy Statement, under the heading “Prospective Financial Information”.

•	because the Company has not granted any stock options or made any other awards as stock based compensation in the past and does not plan to do so in the near future, there will not be stock compensation expenses.

The following disclosure adds a paragraphs following the first full paragraph on page 57 of the Definitive Proxy Statement, under the heading “Prospective Financial Information”.

For reference purposes only, and as disclosed in the Company’s Annual Reports on Form 10-K for the years ended December 31, 2010, 2011, and 2012, the Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 and the Company’s financial projections set forth in the table on page 42 of the Definitive Proxy Statement, the Company’s capital expenditures for 2010 to 2012 were US$0.4 million, US$20.8 million, US$19.5 million, respectively, and management of the Company has estimated that the Company’s capital expenditures for 2013 and 2014 would be US$12.5 million and US$73.7 million, respectively. As previously disclosed in the Company’s filings with the SEC, these changes in capital expenditures reflect shifts in both business strategies and operations of the Company.

15

Interests of Certain Persons in the Merger (Beginning on Page 60 of the Definitive Proxy Statement)

The following disclosure supplements and restates the paragraph under the heading “Special Committee Compensation” on page 61 of the Definitive Proxy Statement.

In consideration of the expected time and effort that would be required of the members of the special committee in evaluating the proposed merger, including negotiating the terms and conditions of the merger agreement, our board of directors determined that the chairman of the special committee would receive a retainer of US$10,000 per month and that each other member of the special committee would receive a retainer of US$5,000 per month for the duration of their service on the special committee. Such fees are payable whether or not the merger is completed and were approved by our board of directors at the time the special committee was designated. No other meeting fees or other compensation (other than reimbursement for out-of-pocket expenses in connection with attending special committee meetings) will be paid to the members of the special committee in connection with their service on the special committee. The special committee members elected not to be compensated for their service as members of the special committee for the period from March to October, 2013 during which time the proposed transaction was on hold, and compensation for their service as members of the special committee resumed in November 2013 and will continue through the closing of the merger.

PROXIES

The date of this Supplement is April 7, 2014. This Supplement is being mailed to stockholders on or about April 9, 2014.

If you have any questions, require assistance with voting your proxy card, or need additional copies of proxy material, please contact Innisfree M&A Incorporated, toll free at 1-877-825-8619, collect at +1-412-232-3651.

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